Exhibit 99.(a)(3)

ARTICLES OF AMENDMENT

OF

FPA PERENNIAL FUND, INC.

FPA Perennial Fund, Inc., a Maryland corporation, having its principal office in the City of Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The name of the Corporation be changed to “FPA U.S. Value Fund, Inc.” effective on or about September 1, 2015.

SECOND:  The foregoing amendment to the Charter has been duly approved by a majority of the entire Board of Directors of the Corporation and no stock entitled to be voted on the matter was outstanding or subscribed for at the time of approval.

IN WITNESS WHEREOF, FPA Perennial Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary on this 3rd day of June, 2015.

FPA PERENNIAL FUND, INC.

	By:	/s/ J. Richard Atwood
J. Richard Atwood
President
(SEAL)

ATTEST:

/s/ Francine S. Hayes
Francine S. Hayes
Secretary

Return Address:

FPA Perennial Fund, Inc.
11601 Wilshire Blvd. Suite 1200
Los Angeles, California 90025

CERTIFICATE

THE UNDERSIGNED, President of FPA Perennial Fund, Inc., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to authorization and approval are true in all material respects, under the penalties of perjury.

FPA PERENNIAL FUND, INC.

By:	/s/ J. Richard Atwood
J. Richard Atwood
President